Exhibit 10.3

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT (the “Fourth Amendment” or this “Amendment”) is made as of February 7, 2018 (the “Effective Date”), by and between First Foundation Advisors (the “Employer”), a California corporation and John A. Hakopian (“Executive”), with reference to the following:

RECITALS

WHEREAS, Employer and Executive are parties to that certain Employment Agreement dated as of December 31, 2009, as amended by that certain First Amendment to Employment Agreement dated as of December 28, 2012, that certain Second Amendment to Employment Agreement dated as of August 31, 2013, and that certain Third Amendment to Employment Agreement dated as of January 26, 2016 (as amended, the “Employment Agreement”).

WHEREAS, Employer is engaged in the businesses of providing investment management, wealth management and advisory services primarily to high net worth individuals as a wholly-owned subsidiary of First Foundation Inc., which, through its subsidiaries (collectively “Affiliates”), provides commercial banking, investment management, wealth management, advisory services, trust services and other financial services to the public.

WHEREAS, Employer and Executive desire to amend the Employment Agreement in the manner and to the extent set forth hereinafter.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and with the intent to be legally bound hereby, Employer and Executive agree as follows:

1.Amendment to Section 4.  The second sentence of Section 4 of the Employment Agreement is hereby amended to read in its entirety as follows:

“The expiration date of the Term of the Agreement is hereby extended to December 31, 2020.”

2.Amendment and Restatement of Section 7.  Section 7 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“7.Compensation Upon Termination.

(a)Termination Generally.  If Executive’s employment with Employer expires or is terminated (whether by Employer or Executive) for any reason during the Term, Employer shall pay or provide to Executive (or to his/her authorized representative or estate): (i) any unpaid Base Annual Salary earned through the date of such termination; (ii) any unpaid incentive compensation that is deemed earned and has become payable under the terms of any incentive compensation program in which Executive was participating at the time of or had participated prior to such expiration or termination of employment; (iii) unpaid expense reimbursements; (iv) accrued but unused vacation, and (v) any vested benefits Executive may have earned under any employee benefit plan of Employer or Parent prior to the expiration or termination of Executive’s employment; provided, however, that notwithstanding the foregoing provisions of this Section 7(a), if Executive’s employment is terminated for Cause pursuant to Section 6(a) above or pursuant to Section 6(f), due to certain Regulatory Actions, then, unless otherwise required by applicable law, Executive shall not be entitled to receive any unpaid incentive compensation that might otherwise have been due to Executive. All payments required to be made pursuant to this Section 7(a) shall be made within thirty (30) days following termination or on such earlier date as is required by applicable law.

(b)Termination by the Employer Without Cause or by Executive for Good Reason.  In the event of a termination of Executive’s employment by Employer without Cause pursuant to Section 6(b) above, or by Executive for Good Reason pursuant to Section 6(c) above, then subject to Executive’s execution, delivery and non-revocation within sixty (60) days following the date of termination of an agreement, that is satisfactory in a form and substance to Employer, releasing any and all legal claims (known or unknown) Executive may have against Employer or any or its Affiliates, Employer shall provide to Executive the following termination benefits (“Termination Benefits”):

(i)A severance payment (the “Severance Payment”) in an amount equal to  (x) twelve (12) months of Executive’s Base Annual Salary or (y) the aggregate Base Annual Salary that would have been paid to Executive for the remainder of the Term of the Agreement if such remaining Term is shorter than the aforementioned 12 month period, as the case may be (the “Termination Benefits Period”); and

(ii)continuation during the Termination Benefits Period of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), subject to payment of premiums by Executive at the active employee’s rate and solely to the extent that such continuation will not subject Employer or its Affiliates to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”) or the Patient Protection and Affordable Care Act (the “Health Insurance Cost Sharing Benefit”).

Notwithstanding the foregoing provisions of this Section 7(b) or any other provision of this Agreement to the contrary, (A) the Severance Payment and the Health Insurance Cost Sharing Benefit that would otherwise be payable to Executive pursuant to this Section 7(b) shall be reduced by the amount of any severance compensation or health insurance benefits that are due or are otherwise paid to Executive under any separate severance compensation or change in control or similar agreement between Executive, on the one hand, and Employer or Employer’s Parent, on the other hand, or any severance pay or stay bonus plan of Employer or Parent (irrespective of when such agreement is entered into or such plan becomes effective); (B) if Executive commences any employment with another employer during the Termination Benefits Period and that other employer offers group health plan or health insurance benefits reasonably comparable to those available from Employer, then, the Health Insurance Cost Sharing Benefit provided under paragraph 7(b)(ii) above shall cease to be payable as of the date of commencement of such employment; and (C) nothing in this Section 7(b) shall be construed to affect Executive's right to receive COBRA continuation entirely at Executive's  own cost to the extent that Executive may continue to be entitled to COBRA continuation after the Executive's Health Insurance Cost Sharing Benefit under this Section 7(b)(ii) ceases. Executive shall be obligated to give prompt notice of the date of commencement of any employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment in which Executive may be engaged during the Termination Benefits Period. The Termination Benefits shall be paid by Employer in installments over the Termination Benefits Period in accordance with the customary payroll practices of Employer (net of required deductions and withholdings); provided, that the first payment shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after the date of termination and shall include payment of any amounts that would otherwise be due prior thereto.

(c)Termination Upon Death. In the event of a termination of Executive’s employment due to death, Employer shall pay to Executive’s estate an amount equal to one hundred percent (100%) of Executive’s Base Annual Salary at the rate in effect immediately prior to such termination (the “Death Benefit”), less the amount of any life insurance benefits which Executive's estate or any of Executive's beneficiaries receive under any Employer-provided life insurance plan or program in which Executive was participating at the time of his/her death.  Any Death Benefit payable pursuant to this Section 7(c) shall be paid in a lump sum payment (net of any tax and any other required withholdings) to the beneficiary designated in writing by Executive, or if no beneficiary was designated, to his/her estate, as soon as is practicable following Executive’s death.

(d)Exclusivity of Termination Benefits.  Except as may otherwise be set forth in Exhibit A hereto, Executive shall not be entitled to any payments or benefits due to the expiration or termination of Executive’s employment with Employer other than those benefits that are expressly provided for in this Section 7. Without limiting the generality of the foregoing, the Termination Benefits set forth in Section 7(b), together with any severance benefits that Executive may be entitled to receive under any separate severance compensation or change of control or stay-pay agreement to which Executive may be a party or any separate severance or stay pay plan in which Executive may be a participant, shall constitute the exclusive rights and remedies against Employer and its Affiliates to which Executive shall be entitled by reason of termination or Executive’s employment by Employer without Cause or by Executive for Good Reason or for any damages arising therefrom.”

3. Addition of Section 11. The following is hereby added as a new Section 11 of the Employment Agreement:

“11. Section 409A

(a)The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the Treasury regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.  In no event whatsoever will Employer be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.”

4. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Employment Agreement.

5.Except as expressly modified hereby, all terms, conditions and provisions of the Employment Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed by Employer and by Executive as of the Effective Date.

Signature page follows

EMPLOYER:

FIRST FOUNDATION ADVISORS

By:   /s/ John Michel

Name:    John Michel

Title:      Chief Financial Officer

EXECUTIVE:

/s/ John A. Hakopian

Name:   John A. Hakopian

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